Exhibit 99.9(a)

[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

ADMINISTRATIVE SERVICES AGREEMENT

BY AND BETWEEN

LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

AND

PROTECTIVE LIFE INSURANCE COMPANY

DATED AS OF MAY 1, 2018

SCHEDULES
Schedule I
Services
Schedule II
Quarterly Representation Letter
Schedule III
Subcontractors
Schedule IV
Fees for Serviced Business
Schedule V
Additional  Insurance Contracts
Schedule VI
Existing Licensed Names and Marks

i

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2018, by and between Liberty Life Assurance Company of Boston, a New Hampshire-domiciled insurance company (the “Company”), and Protective Life Insurance Company, a Tennessee-domiciled insurance company (the “Administrator”).
RECITALS
WHEREAS, Liberty Mutual Insurance Company (“HIC”), Liberty Mutual Fire Insurance Company (“HFIC,” and together with HIC, “Sellers”), Liberty Mutual Group Inc. (solely for purposes of Sections 8.12, 8.17, 8.20, 8.27 and 14.16 and Articles I and XIV to the extent related thereto), The Lincoln National Life Insurance Company (“Purchaser”), Lincoln National Corporation (solely for purposes of Sections 8.12, 9.05 and 14.15 and Articles I and XIV to the extent related thereto), Protective Life Corporation (solely for purposes of Sections 8.12 and 14.17 and Articles I and XIV to the extent related thereto) (the “Reinsurer Parent”) and the Administrator have entered into that certain Master Transaction Agreement dated as of January 18, 2018 (the “Master Transaction Agreement”);
WHEREAS, the Master Transaction Agreement provides, among other things, for the Company and the Administrator to enter into this Agreement;
WHEREAS, pursuant to that certain Reinsurance Agreement, dated as of the date hereof (the “Reinsurance Agreement”), by and between the Company and the Administrator, the Company has agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator has agreed to assume from the Company, the Reinsured Liabilities (as defined below);
WHEREAS, the Company wishes to appoint the Administrator to provide administrative and other services with respect to the Administered Business (as defined below), and the Administrator desires to provide such administrative and other services;
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company and Protective Life and Annuity Insurance Company (“Protective Life and Annuity”) are entering into that certain Reinsurance Agreement pursuant to which the Ceding Company will cede to Protective Life and Annuity, and Protective Life and Annuity will assume from the Ceding Company, certain liabilities arising under individual life, individual and group annuity and individual accident and health policies issued by the Ceding Company in New York (the “Protective Life and Annuity Reinsurance Agreement”); and
WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, the Ceding Company and Protective Life and Annuity are entering into that certain Administrative Services Agreement pursuant to which Protective Life and Annuity will provide administrative and other services to the Company in respect of individual life, individual and group annuity and individual accident and health policies issued by the Company in New York (the “Protective Life and Annuity Administrative Services Agreement”).
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS
Definitions.  The following terms have the respective meanings set forth below throughout this Agreement:
“Action” has the meaning set forth in the Reinsurance Agreement.
“Additional Insurance Contract” has the meaning set forth in Section 3.6.
“Additional Reinsurance Consideration” has the meaning set forth in the Reinsurance Agreement.
“Administered Business” means the business of the Company associated with the Reinsured Contracts, the Separate Accounts, the Ceded Reinsurance Contracts and the Reinsured Liabilities.
“Administrator” has the meaning set forth in the preamble.
“Administrator Disaster Recovery Plans” means the backup, business continuation and disaster recovery plans of the Administrator.
“Administrator Indemnified Parties” has the meaning set forth in Section 11.1.
“Affiliate” means any entity which is controlled by, controls or is under common control with, a given entity; provided, however, that except for the purposes set forth in Section 14.16 (Subcontracting), the Administrator’s Affiliates shall include only (i) Reinsurer Parent, (ii) Persons controlled by Reinsurer Parent and (iii) any other Affiliate of Reinsurer Parent that is organized or domiciled in any of the United States.  For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, direct or indirect, of the power to direct or cause the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” has the meaning set forth in the Reinsurance Agreement.
“Business Day” has the meaning set forth in the Reinsurance Agreement.
“Business Interruption” means (i) any material interruption or interference with the Administrator’s ability to continue to provide the Services, including any temporary loss of Customer Information or adverse effect on the Administrator’s operating environment or telecommunications infrastructure used to provide the Services or (ii) any event, whether anticipated or unanticipated, which disrupts the normal course of business operations.
“Ceded Reinsurance Contracts” has the meaning set forth in the Reinsurance Agreement, provided, however, for purposes of this Agreement, Ceded Reinsurance Contracts shall also include any ceded reinsurance contracts to the extent covering the Net Retained Liabilities Policies or the Conversion Policies.
“Ceding Company Extra-Contractual Obligations” has the meaning set forth in the Reinsurance Agreement.
“Closing” has the meaning set forth in the Master Transaction Agreement.
“Company” has the meaning set forth in the preamble.
“Company Indemnified Parties” has the meaning set forth in Section 11.2.
“Company Licensed Names and Marks” has the meaning set forth in Section 14.15.
“Confidential Information” means (i) with respect to the Company, all information provided to the Administrator by or on behalf of the Company hereunder that is non-public, related to the past, present and/or future business activities of the Company or its Affiliates or their respective representatives, including, without limitation, any and all information (x) related to the Company’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Company that contain or reflect such information; and (y) any other information that is designated as confidential by the Company, in each case, other than information exclusively related to the Administered Business, and (ii) with respect to the Administrator, all information related to the Administered Business or the Administrator that is non-public, related to past, present and/or future business activities of the Administrator or its Affiliates or representatives, including, without limitation, any and all information (x) related to the Administrator’s operational and business proposals and plans, pricing and financial information, and all notes, analyses, compilations, forecasts, studies or other documents prepared by or on behalf of the Administrator that contain or reflect such information; and (y) any other information that is designated as confidential by the Administrator; provided, that “Confidential Information” shall not include any information that (i) is, on the date hereof, lawfully available in the public domain or which in the future lawfully enters the public domain through no fault of the receiving Party, or (ii) is disclosed to the receiving Party by a third party and is not subject to an independent obligation of confidentiality.
“Contractholder” has the meaning set forth in the Reinsurance Agreement.
“Conversion Policies” means the individual life insurance policies issued by the Company outside New York after the Closing but on or prior to December 31, 2018 as a result of the exercise by an insured of any conversion option under any group life insurance contract issued by the Company as part of the Group Benefits Business.
“Coordinator” has the meaning set forth in Section 2.7.
“Customer Information” means any financial or personal information about a Contractholder or Insured, including an Insured’s name, street or mailing address, electronic mail address, telephone or other contact information, employer, social security or tax identification number, date of birth, driver’s license number, state identification card number, financial account, credit or debit card number, health and medical information or photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document) and any other information deemed “nonpublic” and protected by any Privacy and Security Law.
“Distribution Agreement” means the Distribution Agreement by and among [REDACTED], Protective Life and Annuity and the Administrator dated as of the date hereof.
“Existing Licensed Names and Marks” has the meaning set forth in Section 14.15(a).
“Extra-Contractual Obligations” has the meaning set forth in the Reinsurance Agreement.
“Fund” means an underlying mutual fund in which a Separate Account invests in connection with the Administered Business.
“Fund Agreement” means any participation agreement, subscription agreement, or other similar or related contract, agreement or other enforceable arrangement with the Investment Product Providers related to the investments of the Separate Accounts (for clarity, the Funds) or pursuant to which the Company receives any revenue sharing fees, service fees, 12b-1 fees, distribution fees or similar fees with respect to the Separate Accounts.
“General Account Liabilities” has the meaning set forth in the Reinsurance Agreement.
“Governmental Authority” has the meaning set forth in the Reinsurance Agreement.
“Group Benefits Business” has the meaning set forth in the Reinsurance Agreement.
“Insureds” has the meaning set forth in the Reinsurance Agreement.
“Investment Product Provider” means the Funds, their investment advisers, underwriters and distributors.
“Legally Required Company Actions” means any actions related to the Services that the Company is required by Applicable Law or Governmental Authorities to take without the Administrator or a Subcontractor acting on its behalf.
“Liabilities” has the meaning set forth in the Reinsurance Agreement.
“Life Business” has the meaning set forth in the Reinsurance Agreement.
“Losses” has the meaning set forth in the Reinsurance Agreement.
“Master Transaction Agreement” has the meaning set forth in the recitals.
“Net Retained Liabilities Policies” has the meaning set forth in the Reinsurance Agreement.
“New York Courts” has the meaning set forth in Section 14.7(b).
“Party” means each of the Company and the Administrator.
“Person” has the meaning set forth in the Reinsurance Agreement.
“Privacy and Security Program” has the meaning set forth in Section 9.1.
“Privacy and Security Law” has the meaning set forth in the Reinsurance Agreement.
“Protective Life and Annuity” has the meaning set forth in the recitals.
“Protective Life and Annuity Administrative Services Agreement” has the meaning set forth in the recitals.
“Protective Life and Annuity Reinsurance Agreement” has the meaning set forth in the recitals.
“Reinsurance Agreement” has the meaning set forth in the recitals.
“Reinsured Contracts” has the meaning set forth in the Reinsurance Agreement, provided, however, for purposes of this Agreement, Reinsured Contracts shall also include the Net Retained Liabilities Policies and the Conversion Policies.
“Reinsured Liabilities” has the meaning set forth in the Reinsurance Agreement.
“Reinsurer Parent” has the meaning set forth in the recitals.
“Representative” has the meaning set forth in the Reinsurance Agreement.
“Responding Party” has the meaning set forth in Section 14.14(c).
“Separate Accounts” has the meaning set forth in the Reinsurance Agreement.
“Seller Licensed Names and Marks” has the meaning set forth in Section 14.15.
“Sellers” has the meaning set forth in the Master Transaction Agreement.
“Serviced Business” means the Net Retained Liabilities Policies, the Conversion Policies and the Ceded Reinsurance Agreements to the extent covering the Net Retained Liabilities Policies or the Conversion Policies.
“Services” has the meaning set forth in Section 2.1.
“Serviced Business Cash Flow Report and Net Settlement Statement” has the meaning set forth in Section 3.8.
“Subcontractor” has the meaning set forth in Section 14.16.
“Tax Returns” has the meaning set forth in the Master Transaction Agreement.
“Transaction Agreements” has the meaning set forth in the Master Transaction Agreement.
“Transition Period” means the period from the Closing Date through March 31, 2019.
“Trust Agreement” has the meaning set forth in the Reinsurance Agreement.
“Variable Reinsured Policies” means any Reinsured Contract, whether or not registered under the Securities Act, if the value of such policy, contract or certificate, any unit of interest or participation therein, or any investment option available thereunder, varies (in whole or in part) according to the investment experience of the separate account in which the contract participates.
“Wholesaling Agreement” means the Wholesaling and Marketing Support Agreement by and between the Company and Administrator dated as of the date hereof.

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES
Appointment.  Subject to Section 2.2, except to the extent specifically prohibited under Applicable Law, the Company hereby appoints the Administrator, as of the Closing, as its agent on an exclusive basis for the period specified in Section 8.1, to provide all required, necessary and appropriate services for the administration, handling and performance of the Administered Business, including, to the extent required, necessary or appropriate, all administrative and related services with respect to the Administered Business provided by the Company or its Affiliates and service providers immediately prior to the Closing, and any other services that are reasonably required, necessary or appropriate under Applicable Law, the terms of the Reinsured Contracts or otherwise in connection with the administration of the Administered Business, all on the terms and subject to the limitations and conditions set forth herein (such services collectively, the “Services”), and the Administrator hereby accepts such appointment and shall perform such Services at and following the Closing on behalf of and in the name of the Company on the terms and subject to the limitations and conditions set forth herein.  Without limiting the generality of the foregoing, the Services to be provided by the Administrator hereunder shall include the Services set forth on Schedule I.  For purposes of this Agreement, it is the intention of the Parties that the Administrator shall perform the Services required under this Agreement in such a manner so as to minimize the involvement of the Company and its Affiliates in the Services, subject to Section 2.2.  At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 14.16, any and all licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Authority that are necessary for the provision by the Administrator of the Services or otherwise required to perform its other duties and obligations under this Agreement on behalf of the Company.
Legally Required Company Actions.  The Parties hereby agree that, notwithstanding anything to the contrary herein, the Company or its Affiliates shall, for the term of this Agreement, retain exclusive authority and responsibility to perform Legally Required Company Actions.
Reserved.
Review of Materials.  During the term of this Agreement, the Company shall be entitled to a reasonable opportunity to review and comment on any proposed prospectuses, registration statements and sales materials for variable products for which the Administrator is responsible in accordance with Schedule I before such items are filed or sent to Contractholders with respect to the Separate Accounts.  The Administrator shall include in such documents all comments reasonably proposed by the Company in a timely manner.
Power of Attorney.  On the terms and subject to the conditions herein, the Company hereby appoints and names the Administrator, acting through its authorized officers and employees, as the Company’s lawful attorney-in-fact, from and after the Closing for so long as the Administrator is authorized hereunder to perform the Services and solely to the extent necessary to provide the Services, (a) to do any and all lawful acts that the Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of the Company, when necessary) against any liability arising with respect to the Administered Business, (iii) to enforce any right and defend (in the name of the Company, when necessary) any Action arising from or relating to the Administered Business, (iv) to collect any and all sums due or payable to the Company in respect of the Administered Business, (v) to collect any and all Additional Reinsurance Consideration due or payable under or relating to the Reinsured Contracts or the Separate Accounts, (vi) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vii) to take actions necessary, as may be reasonably determined by the Administrator, to maintain the Reinsured Contracts, the Ceded Reinsurance Contracts and the Separate Accounts in compliance with Applicable Law; (viii) to make rate and form filings to the extent permitted under Section 3.9; and (ix) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement.  The Company will, when and as reasonably requested by the Administrator, execute and provide to the Administrator written powers of attorney or other documents that are necessary or appropriate to carry out the objectives of this Agreement.  Notwithstanding the foregoing, the Administrator agrees to exercise any power of attorney granted herein or separately only in accordance with the terms of this Agreement.
Notification of Interested Parties.  To the extent required by Applicable Law or a Reinsured Contract, or as otherwise reasonably requested by the Company in writing, the Administrator shall send to (a) the Contractholders and Insureds and (b) any applicable service providers, reinsurers, custodians, mutual fund organizations or other counterparties under agreements relevant to the Administered Business, a written notice prepared by the Administrator and approved by the Company before distribution (such approval not to be unreasonably withheld, conditioned or delayed) advising that the Administrator has been appointed by the Company to provide the Services.  Such notices to Contractholders and Insureds shall be mailed, at Administrator’s own expense, to each such Contractholder’s or Insured’s last known address of record furnished by the Company to the Administrator.
Coordinators.  As of the Closing, each Party shall appoint and provide written notice to the other Party pursuant to Section 14.2, of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and shall serve as such Party’s primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a “Coordinator”).  The Parties may replace their respective Coordinator by giving notice pursuant to Section 14.2 to the other Party stating the name, title and contact information for the new Coordinator.  Subject to Section 7.8, each Coordinator will have primary responsibility on behalf of its respective Party, to communicate and coordinate with the other Coordinator with respect to this Agreement.  The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder.  In the event there is an open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible.

SERVICES PROVIDED BY THE ADMINISTRATOR
Services.  Subject to Article II, from and after the Closing and thereafter during the term of this Agreement (unless otherwise specified), the Administrator agrees to perform the Services, and is authorized to do so in the name or on behalf of the Company where appropriate, and the Administrator’s performance of the Services shall comply with and be subject in all events to the standards set forth in Section 3.2.
Standards.
In accordance with the terms of this Agreement, the Administrator shall perform the Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in compliance with (A) Applicable Law and (B) the terms of the Reinsured Contracts and the Ceded Reinsurance Contracts and (iii) subject to the foregoing, with substantially the same priority, and in a manner materially consistent with the skill, diligence and expertise, as it accords its own operations with respect to similar business for its own account. The Administrator further agrees to adhere to any written guidelines and procedures regarding the Reinsured Contracts, Separate Accounts and Ceded Reinsurance Contracts as may reasonably be agreed to by the Parties from time to time.
The Administrator hereby covenants to maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 14.16, from the Closing and thereafter during the term of this Agreement, the requisite expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) required or appropriate to perform the Services in accordance with the standards set forth herein.
Decision Authority; Collection Services; Separate Accounts.
Notwithstanding anything in this Agreement to the contrary, the Company shall have the right, but not the obligation, to direct the Administrator to take any reasonable action, or refrain from taking any action, in connection with the performance of the Services hereunder, in each case, to the extent necessary to comply with Applicable Law.
From the Closing and thereafter during the term of this Agreement, the Administrator, on behalf of the Company, shall assume responsibility for billing and collecting all Additional Reinsurance Consideration and any premium and other consideration due under the Net Retained Liabilities Policies or Conversion Policies.  If any such consideration is received by the Company, the Company shall promptly remit such amounts to the Administrator. The Company agrees and acknowledges that the Administrator is entitled to take reasonable steps to enforce in the name of the Company all rights at law or in equity or good faith claims of the Company with respect to such consideration.  If necessary for such collection, the Company shall reasonably cooperate, at the Administrator’s request and, with respect to the Additional Reinsurance Consideration at the Administrator’s expense, in any litigation or other dispute resolution mechanism relating to such collection.
The Administrator shall be responsible for allocating all amounts actually received by the Administrator under clause (b) above among the Separate Accounts, the Reinsurer and the Company, as applicable, in accordance with the terms of the Reinsured Contracts, the Reinsurance Agreement and this Agreement.  The Administrator, on behalf of the Company, shall process payment of any amounts to be paid out of each Separate Account in accordance with the terms of the applicable Reinsured Contract, provided that the Administrator shall process such payment, to the extent such Separate Account contains funds sufficient for such payment.  The Parties shall cooperate, in conjunction with the applicable variable investment Funds, to establish procedures to prevent the commingling of assets attributable to the Administered Business, on the one hand, and the business of the Company that is not the Administered Business, on the other hand, and otherwise to ensure that funds are traceable to the appropriate insurance policy of the Company.
Legally Required Company Actions.  The Administrator shall give the Company timely notice of any Legally Required Company Actions which relate principally to the Administered Business, including, without limitation, filings with insurance regulators and other Governmental Authorities.  The Administrator will prepare in a timely manner the forms of any documentation related to the Administered Business that are required for the Company to comply with Legally Required Company Actions, and in each case provide such documentation to the Company and, upon request, to any of the Company’s Affiliates that are involved in the review of such documentation, in each case sufficiently in advance of the applicable proposed filing date or deadline so as to afford the Company and any such Affiliates with sufficient time to meaningfully review such document.  The Company shall cooperate with the Administrator to the extent necessary to allow the Administrator to fulfill such obligations.
Ceded Reinsurance Contracts.  The Administrator shall have the authority and responsibility to, and shall, manage and administer the Ceded Reinsurance Contracts, including providing all reports and notices required with regard to the Ceded Reinsurance Contracts to the reinsurers thereunder within the time required by the Ceded Reinsurance Contracts and doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Contracts.  Without limiting the foregoing, the Administrator shall (a) timely pay all reinsurance premiums due to the reinsurers under the Ceded Reinsurance Contracts with respect to the Reinsured Contracts; provided, however, that the Administrator’s payment of reinsurance premiums due to reinsurers with respect to the Net Retained Liabilities Policies or the Conversion Policies shall be reimbursed by the Company pursuant to Section 3.8, and (b) have the right to collect all reinsurance recoverables due thereunder.  Notwithstanding the foregoing, the Company shall reasonably cooperate with the Administrator, with respect to the Reinsured Contracts reinsured by the Administrator under the Reinsurance Agreement at the Administrator’s cost and expense, in the administration of the Ceded Reinsurance Contracts to the extent that the Company’s participation is required thereunder or reasonably requested by the Administrator or the counterparty to any Ceded Reinsurance Contract.  Without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) the Administrator may not enter into new Ceded Reinsurance Contracts after the Closing, provided, however, without the Company’s prior written consent, the Administrator shall have the right to renew expiring or terminating Ceded Reinsurance Contracts that were in-force as of the Effective Time, provided that prior to renewing a Ceded Reinsurance Contract in the Company’s name to cover Reinsured Contracts reinsured by the Administrator under the Reinsurance Agreement, the Administrator shall use reasonable best efforts to enter into a new ceded reinsurance agreement in the Administrator’s name to replace such expiring or terminating Ceded Reinsurance Contact, unless it is not commercially reasonable to do so.

New Policies.
The Company hereby authorizes and grants the Administrator the authority during the Transition Period to issue and renew, in accordance with the terms of the Distribution Agreement and the Wholesaling Agreement, in the Company’s name (including in the name of any successor to the Company by merger or otherwise) individual life and annuity contracts of the types described in Schedule V hereto (each such new contract, together with any contract issued pursuant to Section 3.6(b), an “Additional Insurance Contract” and collectively, the “Additional Insurance Contracts”), provided that the application for any Additional Insurance Contract is received by or on behalf of the Company on or before December 31, 2018.  In addition, the Company hereby authorizes and grants the Administrator the authority, during the period from the Closing Date through [REDACTED], to appoint as agents of the Company those insurance agents identified in the Distribution Agreement or Wholesaling Agreement to solicit applications for Additional Insurance Contracts thereunder.  The Administrator shall be responsible for ensuring that all state insurance licensing and appointment fees necessary for such agents to sell such Additional Insurance Contracts are paid.  The Administrator agrees that neither it nor any of its Affiliates will amend the Distribution Agreement or the Wholesaling Agreement with respect to the Additional Insurance Contracts without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).
The Company hereby authorizes and grants the Administrator the authority from and after the Closing Date until this Agreement is terminated in accordance with the terms hereof to reinstate or reissue Reinsured Contracts and issue and renew insurance contracts in the name of the Company (including in the name of any successor to the Company by merger or otherwise), in each case pursuant to existing contractual commitments under Reinsured Contracts, including term life conversion rights, renewal rights, guaranteed insurability options and universal life increase options.  The Administrator shall have the sole and exclusive right to make decisions with respect to the reinstatement, reissuance, issuance or renewal of the Reinsured Contracts, subject to compliance with Applicable Law and the terms and conditions set forth in the applicable Reinsured Contracts.
Except for changes required by Applicable Law, any and all Additional Insurance Contracts shall be written on (i) policy forms and using rating plans for the Reinsured Contracts in use by the Company on the Closing Date or (ii) policy forms and using rating plans for the Reinsured Contracts that are filed pursuant to Section 3.9 after the Closing Date with all Governmental Authorities that are required in any jurisdiction to receive and/or approve such forms and rates prior to their use in such jurisdiction and, if required by Applicable Law, so approved by the relevant Governmental Authorities in writing and in advance thereof.
With regard to the authority of the Administrator set forth in paragraph (a) of this Section 3.6, the Administrator shall assume all responsibility for (i) the provision of all materials to producers and Contractholders regarding the issuance of the Additional Insurance Contracts, (ii) all underwriting necessary or appropriate with respect to the issuance of the Additional Insurance Contracts, (iii) the processing of transactions applicable to the issuance of the Additional Insurance Contracts and (iv) all other administrative obligations necessary or appropriate with respect to the issuance of the Additional Insurance Contracts.
  Notwithstanding anything herein to the contrary, the Company shall retain the obligation to verify eligibility for the issuance of all Conversion Policies following the Company’s receipt of applications therefor.  Within two (2) Business Days following the Company’s determination of eligibility and submission to the Administrator of a verified application in connection with the issuance of a Conversion Policy, the Administrator (x) shall issue the Conversion Policy on behalf of the Company to the Insured thereunder and (y) shall provide to the Company a report, in a form to be agreed between the Company and the Administrator, in connection with the issuance of the Conversion Policy.
Scope of Authority.  Notwithstanding any other provision of this Agreement, without the consent of the Company, the Administrator shall not have authority to perform any action expressly denied to Administrator by the terms of this Agreement or the other Transaction Agreements.
Bank Accounts for Serviced Business. Following the end of each month (or more frequently as the Parties may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed)), the Administrator shall deliver to the Company a settlement report in a form to be agreed between the Parties reflecting the cash flows on the Serviced Business for the period covered by the report, including all premium under the Serviced Business collected by the Administrator on behalf of the Company, all benefits paid under the Serviced Business by the Administrator on behalf of the Company and all amounts paid to or from the reinsurers under the Ceded Reinsurance Contracts in respect of the Serviced Business, together with a calculation of all amounts advanced by the Administrator to make all such payments on behalf of the Company, and a net amount due to be reimbursed by the Company to the Administrator or remitted by the Administrator to the Company (the “Serviced Business Cash Flow Report and Net Settlement Statement”).  Each net amount due to the Administrator or the Company with respect to any period reflected in a Serviced Business Cash Flow Report and Net Settlement Statement shall be paid in cash by the owing Party no later than ten (10) Business Days after receipt by the Company of the Serviced Business Cash Flow Report and Net Settlement Statement.  The Parties agree that each payment under the Serviced Business that is advanced by the Administrator on behalf of the Company hereunder shall incur interest from the date of payment by the Administrator to the date of reimbursement by the Company calculated at the 90-day Treasury rate as of the date of payment of such benefit plus 100 basis points.
Rate and Form Filings.  The Administrator shall have the authority with respect to the Reinsured Contracts to make filings with applicable regulatory authorities, in the name and on behalf of the Company to (i) maintain the Company’s current rate and form filings with Governmental Authorities; (ii) effect changes to the Company’s rates and policy forms to the extent such changes relate exclusively to the Administered Business and are required by Applicable Law provided the Administrator gives the Company written notice of the nature of such required change not less than ten (10) Business Days prior to the proposed effective date thereof to the extent possible under Applicable Law, (iii) apply for changes in the premium rates that may be charged for the Reinsured Contracts from time to time and make related amendments to the applicable policy forms including, without limitation, applications, endorsements and riders; provided that a copy of the generic rate change and related generic policy form filing shall be delivered to the Company at least fifteen (15) Business Days in advance of the date that Administrator begins making state specific filings to the extent possible under Applicable Law; and (iv) apply for other amendments to the applicable Reinsured Contract forms including applications, endorsements and riders, provided that Administrator shall deliver copies of policy form filings it makes with state regulatory authorities. The Company shall cooperate with the Administrator, at the Administrator’s expense, in seeking approval of any reasonable filing made pursuant to this Section 3.9. In the event of a merger or similar reorganization of the Company prior to December 31, 2018, at the Company’s expense, the Company shall, sufficiently in advance of such merger or reorganization, file all of the Company’s forms and rates then in use for the Additional Insurance Contracts with all Governmental Authorities that are required in any jurisdiction to receive and/or approve such forms and rates prior to their use in such jurisdiction and, if required by Applicable Law, obtain approval by the relevant Governmental Authorities in writing, such that from and after such merger or reorganization, the Additional Insurance Contracts may be issued or renewed by the Administrator in the name of successor company in such merger or reorganization in accordance with Section 3.6.

FEES FOR SERVICES; EXPENSE REIMBURSEMENT
Fees for Services.  In consideration for the promises made by the Company and its Affiliates under this Agreement and the other Transaction Agreements, except as set forth in Section 4.3, the Administrator shall provide the Services pursuant to this Agreement at its sole cost and expense (including payment of all necessary fees to any third parties), and shall not receive any separate fee from the Company for the provision of the Services.
Expense Reimbursement.  The Administrator shall reimburse the Company for an allocable portion of the reasonable internal and documented out-of-pocket costs incurred by the Company in connection with any market conduct inquiries or investigations to the extent relating to the Reinsured Liabilities and in respect of costs incurred from and after the Closing other than costs incurred by the Company in the exercise of its right to participate in, or assume control over, Actions pursuant to Article VII.
 Fees for Serviced Business.  As consideration for the performance of the Services with respect to the Serviced Business, the Company shall pay to the Administrator the fees set forth on Schedule IV.  Unless otherwise agreed between the Parties, such fees shall be paid by the Company on a quarterly basis by wire transfer of immediately available funds to the Administrator within five (5) Business Days following the Company’s receipt of the Administrator’s invoice therefor.
REPORTS; BOOKS AND RECORDS; REMITTANCES
Reports.
From and after the Closing for the duration of this Agreement, the Administrator shall prepare all reports required by Schedule I in a commercially reasonable format usable by the Company, which, for the avoidance of doubt, may differ from the format currently used by the Company, or as otherwise agreed by the Parties.
[REDACTED] calendar days after the end of each calendar quarter during the term of this Agreement, the Administrator shall deliver to the Company a completed quarterly management representation letter signed by the authorized officers of the Administrator specified in Schedule II, substantially in the form attached as Schedule II, on accounting, reporting, internal controls and disclosure issues in support of the management representation letter to be issued by the Company to its independent accountants.  [REDACTED].
Books and Records and Access to Books and Records.
During the term of this Agreement, the Administrator shall maintain accurate and complete books and records of all transactions pertaining to the Administered Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed with respect of the Reinsured Contracts and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in the performance of the Services.  All such books and records shall be maintained by the Administrator (i) in accordance with any and all Applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies and (iii) in a format reasonably accessible by the Company and its representatives.  All original books and records with respect to the Administered Business shall be or remain the property of the Company and may be destroyed only after the Administrator has given the Company at least sixty (60) days prior written notice of the books and records with respect to the Administered Business the Administrator intends to destroy.  If a request is made by the Company during such sixty (60) day period to do so, the Company may, at its cost and expense, have the right to take possession of such books and records in the format maintained by the Administrator.  Notwithstanding the foregoing, the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement.
Subject to the restrictions in Section 5.1(b) with respect to the Administrator’s Sarbanes-Oxley Act and Model Audit Rules control documentation, processes and test results, during the term of this Agreement, upon any reasonable request from the Company or its representatives, the Administrator shall (i) provide to the Company and its representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Closing by a Party hereto or its Affiliates) under the control of the Administrator pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement, provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator and (ii) permit the Company and its representatives to make copies of such records, in each case at no cost to the Administrator; provided, however, that if such request to make copies is made in connection with an inquiry made by a Governmental Authority that primarily relates to the Reinsured Liabilities, the Administrator shall bear the cost of making copies of such records reasonably requested by the Company.  The Parties agree and acknowledge that reasonable access includes facilitating audits to comply with any Applicable Laws relating to the Administered Business or the Company. Nothing herein shall require the Administrator to (i) disclose any information to the Company or its representatives if such information does not pertain directly to the Administered Business or if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or any contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use its reasonable best efforts to enable such information to be furnished or made available to the Company or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract), or (ii) disclose its tax records or any personnel or related records to the Company or its representatives.
During the term of this Agreement, upon any reasonable request from the Administrator or its representatives, the Company shall (i) provide to the Administrator and its representatives reasonable access during normal business hours to the books and records (including any such materials developed after the Closing by a Party hereto or its Affiliates) under the control of the Company pertaining to the Administered Business, the Legally Required Company Actions and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Company, and (ii) permit the Administrator and its representatives to make copies of such records, in each case at no cost to the Company with respect to such records that relate to the Reinsured Contracts reinsured by the Administrator under the Reinsurance Agreement.  Nothing herein shall require the Company to (i) disclose any information to the Administrator or its representatives if such information does not pertain directly to the Administered Business or if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any Applicable Law or contract (including any confidentiality agreement to which the Company or any of its Affiliates is a party) (it being understood that the Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Administrator or its representatives without so jeopardizing privilege or contravening such Applicable Law or contract) or (ii) disclose its tax records (other than premium tax filings relating to the Administered Business) or any personnel or related records to the Administrator or its representatives.
The Administrator shall maintain facilities and procedures that are in accordance with Applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business.  The Administrator shall (i) back up all of its computer files relating to the Administered Business or otherwise used in the performance of the Services under this Agreement on a frequency consistent with the processes and procedures applied by the Administrator to other comparable insurance businesses administered by the Administrator for its own account; and (ii) maintain back-up files in an off-site location in compliance with all privacy, confidentiality and data security requirements both of the Administrator’s general policies and procedures and of Applicable Law.
The Administrator shall cooperate with any Governmental Authority having jurisdiction over the Company in providing access to the books and records referenced in Section 5.2(a) or (b). The Company shall cooperate with any Governmental Authority having jurisdiction over the Administrator or the Company in providing access to the books and records referenced in Section 5.2(a).
Remittances.  If the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to receive or obligated to process under the terms of this Agreement or the Reinsurance Agreement, the Administrator or such Affiliate shall, promptly following the Administrator’s determination that it is not entitled to receive such remittance or other payment, forward such remittance or other payment to the Company, but in any event, within ten (10) Business Days of receipt thereof.

INABILITY TO PERFORM SERVICES; ERRORS
Inability to Perform Services.  In the event that the Administrator is unable to perform all or a portion of the Services for any reason for a period that could reasonably be expected to exceed ten (10) Business Days (or such shorter period if Applicable Law requires that such Services be performed prior to the end of such ten (10) Business Day period), the Administrator shall promptly provide notice to the Company of its inability to perform the applicable Services and shall cooperate with the Company in obtaining an alternative means of providing such Services.  The Administrator shall be responsible for all Liabilities that are incurred due to the Administrator’s failure to so perform any such Services, including all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.
Errors.  The Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as practicable following notice thereof from the Company or any other Person or upon discovery thereof by the Administrator.

ACTIONS
Regulatory Actions.  With respect to any Action initiated by a Governmental Authority relating to the Administered Business, the Administrator shall:
As soon as reasonably practicable and to the extent not prohibited by Applicable Law or the requirements of any Governmental Authority, notify the Company of any such Action initiated by a Governmental Authority and furnish to the Company copies of all pleadings and correspondence from the Governmental Authority initiating such Action and, at the Company’s request, provide to the Company a report summarizing (in a form consistent with the Administrator’s ordinary course reporting) the nature of any such Action by a Governmental Authority, the alleged actions or omissions giving rise to such Action and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters, in each case at the Administrator’s expense.  In addition, the Administrator shall prepare, with a copy to the Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by Applicable Law; provided, that the Administrator shall provide its proposed response to the Company for its prior review and approval (which shall not be unreasonably withheld, conditioned or delayed), which shall be deemed to have been given unless the Administrator receives notice of objection and comments to such proposed response within eight (8) Business Days after receipt of such proposed response by the Company (or such longer period agreed by the parties, such agreement not to be unreasonably withheld, conditioned or delayed); provided, further, that if a response to a Governmental Authority is required by Applicable Law to be filed less than fifteen (15) Business Days after receipt of the communication from the Governmental Authority that gave rise to the required response, then the proposed response shall be deemed to have been so approved unless the Administrator receives notice of objection and comments to such proposed response within a period the length of which is one-third of the number of Business Days (rounded to the nearest whole number) within which the response was required after receipt of such proposed response by the Company; and
Except as set forth in Section 7.1(a), 7.2 and 7.6, supervise and control the defense and/or settlement of all such Actions relating to the Administered Business initiated by any Governmental Authority at its own cost and expense, and in the name of the Company when necessary; provided, that the Administrator shall provide the Company with sufficient opportunity to comment on its handling of any such Action and shall take into account any reasonable recommendations of the Company that are provided to the Administrator in a timely manner with respect to such matters; and provided, further, that the Administrator shall not settle or compromise such Action without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), which shall be deemed to have been given unless the Administrator receives notice of objection and comments to such proposed settlement or compromise within ten (10) Business Days after receipt of such request for approval by the Company.  In addition, the Administrator shall keep the Company reasonably informed of the progress of all such Actions relating to the Administered Business.
Defense of Regulatory Actions.  Notwithstanding anything in this Agreement to the contrary, the Company, upon written notice to the Administrator and at its own cost and expense, without waiving any right to indemnification or payment that it may have under the terms of the Master Transaction Agreement or any other Transaction Agreement, shall have the right, but not the obligation, at any time to supervise and control the defense and/or settlement of any Action initiated by a Governmental Authority that (a) seeks an order, injunction or other equitable relief against the Company or any of its Affiliates, (b) if successful, could, in the Company’s reasonable opinion, (i) materially interfere with the business, assets, liabilities, obligations, financial condition or results of operations of the Company, in each case, with respect to business of the Company other than the business reinsured by the Administrator under the Reinsurance Agreement or by Protective Life and Annuity under the Protective Life and Annuity Reinsurance Agreement, or (ii) materially interfere with the reputation of the Company or any of its Affiliates or (c) relates to any premium taxes or any Tax Returns filed in connection with premium taxes; provided, that the Company shall provide to the Administrator for review a copy of any proposed response to a Governmental Authority and shall take into account any reasonable recommendations of the Administrator that are provided to the Company in a timely fashion; and provided, further, that (x) the Company shall not settle or compromise such Action to the extent it relates to the business reinsured by the Administrator under the Reinsurance Agreement without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), which shall be deemed to have been given unless the Company receives notice of objection and comments to such proposed settlement or compromise within ten (10) Business Days after receipt of such request for approval by the Administrator; and (y) the Company shall be responsible for any Extra-Contractual Obligations resulting from the Company’s control thereof to the extent arising out of, resulting from or related to any negligent or intentionally wrongful act or omission by the Company; and provided, further, that, the Administrator shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any such Action. In addition, the Company shall keep the Administrator reasonably informed of the progress of all such Actions relating to the Administered Business.
Other Actions.  With respect to any Actions by any Person other than a Governmental Authority relating to the Administered Business, the Administrator shall:
As soon as reasonably practicable, notify the Company of any such Action instituted or threatened in writing and furnish to the Company copies of all pleadings and correspondence in connection therewith and, at the Company’s request, provide to the Company a report (in a form consistent with the Administrator’s ordinary course reporting) summarizing the nature of any such Action, the alleged actions or omissions giving rise to such Action and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters, in each case at the Administrator’s expense; and
Except as set forth in Sections 7.4, 7.5 and 7.6, supervise and control the investigation, contest, defense and/or settlement of all such Actions relating to the Administered Business at its own cost and expense, and in the name of the Company when necessary; provided, that the Administrator shall provide the Company with sufficient opportunity to comment on its handling of any such Action and shall take into account any reasonable recommendations of the Company that are provided to the Administrator in a timely manner with respect to such matters; provided, further, that without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Administrator shall not settle or compromise any such Action unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator and no culpability is found on the part of, and a full and complete release is provided to, the Company and its Affiliates, (iii) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Company or its Affiliates or the conduct of business by the Company or its Affiliates, or (iv) the Action neither is certified, nor seeks certification, as a class action; provided, that the Company’s prior written consent shall be deemed to have been given unless the Administrator receives notice of objection and comments to such proposed settlement or compromise within ten (10) Business Days after receipt of such request for approval by the Company.  In addition, the Administrator shall keep the Company reasonably informed of the progress of all such Actions relating to the Administered Business.
Participation.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.1 and 7.2) relating to the Administered Business with respect to which the Company is named a party, without waiving any right to indemnification or payment that it may have under the terms of the Master Transaction Agreement or any other Transaction Agreement.
Defense of Other Actions.  Notwithstanding anything in this Agreement to the contrary, the Company, upon written notice to the Administrator and at its own cost and expense, without waiving any right to indemnification or payment that it may have under the terms of the Master Transaction Agreement or any other Transaction Agreement, shall have the right, but not the obligation, at any time to assume sole control over the response, defense, settlement or other resolution of any Action (other than Actions brought by any Governmental Authority, which are the subject of Sections 7.1 and 7.2) (a) that seeks an order, injunction or other equitable relief against the Company or any of its Affiliates, (b)that if successful, could, in the Company’s reasonable opinion, materially interfere with (i) the business, assets, liabilities, obligations, financial condition or results of operations of the Company, in each case, with respect to business of the Company other than the business reinsured by the Administrator under the Reinsurance Agreement or by Protective Life and Annuity under the Protective Life and Annuity Reinsurance Agreement, or (ii) the reputation of the Company or any of its Affiliates, or (c) that relates to any premium taxes or any Tax Returns filed in connection with such premium taxes; provided, that the Company shall provide the Administrator with sufficient opportunity to comment on its handling of any such Action as it relates to the Administered Business and shall take into account any reasonable recommendations of the Administrator that are provided to the Company in a timely fashion; and provided, further, that (x) the Company shall not settle or compromise such Action to the extent it relates to the business reinsured by the Administrator under the Reinsurance Agreement without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), which shall be deemed to have been given unless the Company receives notice of objection and comments to such proposed settlement or compromise within ten (10) Business Days after receipt of such request for approval by the Administrator; and (y) the Company shall be responsible for any Extra-Contractual Obligations resulting from the Company’s control thereof to the extent arising out of, resulting from or related to any negligent or intentionally wrongful act or omission by the Company; and provided, further, that, the Administrator shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in, but not control, the defense of any such Action. In addition, the Company shall keep the Administrator reasonably informed of the progress of all such Actions relating to the Administered Business.
Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, if an Action by a Governmental Authority or other Person relating to the Administered Business relates primarily to a liability that is not reinsured by the Administrator under the Reinsurance Agreement or by Protective Life and Annuity under the Protective Life and Annuity Reinsurance Agreement, the Company shall assume all investigation, supervision and control of the Action at its own cost and expense; provided, however, that the Administrator shall reimburse the Company for an allocable portion of such costs and expenses that are incurred by the Company in connection with any actual or alleged liabilities that are reinsured by the Administrator under the Reinsurance Agreement.  The Company shall not settle or compromise such Action to the extent it relates to the business reinsured by the Administrator under the Reinsurance Agreement without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), which shall be deemed to have been given unless the Company receives notice of objection and comments to such proposed settlement or compromise within ten (10) Business Days after receipt of such request for approval by the Administrator. In addition, the Company shall keep the Administrator reasonably informed of the progress of all such Actions relating to the Administered Business.
Notice to the Administrator.  After the date hereof, the Company shall notify the Administrator promptly following its receipt of notice of any Action that has been instituted or threatened in writing relating to the Administered Business with respect to which the Company is named as a party, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith, unless, in each case, the Administrator has also received such notice or threat in writing.
Cooperation.  Each Party hereto shall cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges; provided, further, that except as contemplated in Section 7.2, Section 7.4, Section 7.5 or Section 7.6, the Administrator shall reimburse the Company for any reasonable costs and expenses incurred by the Company in connection with such efforts.  Notwithstanding anything to the contrary contained in this Agreement, except to the extent permitted under this Agreement or the other Transaction Agreements, neither the Company nor the Administrator shall have the authority to institute or prosecute any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party.
Market Conduct and Other Examinations.  For the avoidance of doubt, and without waiving any right to indemnification or payment that it may have under the terms of this Agreement or any other Transaction Agreement, the Company shall supervise and control all market conduct and other Governmental Authority examinations of the Company, including those that relate to the Administered Business; provided, that the Company shall provide the Administrator sufficient opportunity to comment on its handling of any such market conduct or examination as it relates to the Administered Business and shall take into account any reasonable recommendations of the Administrator that are provided to the Company in a timely manner.  In addition, the Company shall keep the Administrator reasonably and promptly informed of the process of all such market conduct and other examination relating to the Administered Business. The Company shall not settle or compromise such market conduct or other examination to the extent it relates to the business reinsured by the Administrator under the Reinsurance Agreement without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), which shall be deemed to have been given unless the Company receives notice of objection and comments to such proposed settlement or compromise within ten (10) Business Days after receipt of such request for approval by the Administrator.  Upon the request of the Company, the Administrator shall provide to the Company any data or other assistance with respect to the Administered Business as is reasonably requested in connection with such examinations.

DURATION; TERMINATION
Duration.  This Agreement shall become effective as of the Closing and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof (other than as contemplated in Section 8.2(d)) and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 8.2.
Termination.
This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.
This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, in the event that the Administrator becomes insolvent or is placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there is instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.
This Agreement is subject to immediate termination in its entirety or termination with respect to any individual Service or any portion of the Administered Business, in each case, at the option of the Company upon written notice to the Administrator upon the occurrence of any of the following events:
a material breach of this Agreement by the Administrator if such breach has had, or would reasonably be expected to have, an adverse impact on the business, financial condition or reputation of the Company and such breach is not cured or remedied within twenty (20) Business Days following receipt by Administrator of written notice of such breach from the Company; provided, however, if such material breach is not curable within such twenty (20) Business Day period, the Company may not terminate the Administrator’s performance of the Services if the Administrator has, within such twenty (20) Business Day period, provided the Company with a detailed, written description of the Administrator’s good faith plan to cure such breach; provided, further, if such breach is not cured within thirty (30) days following the Administrator’s delivery to the Company of such plan or such longer period as the Company may consent to (which consent shall not be unreasonably withheld, conditioned or delayed), the Company may terminate the Administrator’s performance of the Services; or
the Administrator (or a Subcontractor) fails to maintain any license, permit or governmental authorization required under Applicable Law to perform the Services, if such failure is not cured or remedied within forty five (45) calendar days (provided that if the Administrator has made all filings relating to and continues to diligently pursue obtaining such license, such period shall be subject to a single extension of an additional forty five (45) days at the request of the Administrator) after the earlier of (A) the date that the Company provides to the Administrator written notice of such failure or (B) the date that the Administrator otherwise receives notice or becomes aware that such license, permit of governmental authorization is required under Applicable Law for the Administrator to perform the Services hereunder, provided that, for the avoidance of doubt, the Parties agree that the Administrator shall be permitted to subcontract to a Subcontractor permitted pursuant to Section 14.16 those Services for which the Administrator or another Subcontractor fails to maintain a required license, permit or authorization in order to cure or remedy such failure.
This Agreement will terminate automatically upon the Company’s recapture of the Reinsured Liabilities pursuant to Article VII of the Reinsurance Agreement.
Upon termination of this Agreement (other than a termination resulting from the termination or fulfillment of all liabilities and obligations of the Company under all Reinsured Contracts in accordance with their respective terms), (i) the Administrator and the Company shall each cooperate fully in the prompt transfer of the applicable Services (including in the case of the Administrator providing the Services through the time of such transfer) and any books and records and other materials maintained by the Administrator related to such Services (or, where required by Applicable Law, copies thereof) to the Company or the Company’s designee; provided, that, except with respect to a termination pursuant to Section 8.2(d), if the Company selects a third-party administrator to perform Services required by this Agreement, then the Administrator shall have the right to consent to such administrator selected by the Company, which consent may be withheld only if the Administrator has a reasonable basis to believe that there is a material risk that such administrator will not perform the Services in compliance with the terms of this Agreement, and (ii) to the extent this Agreement is terminated pursuant to Section 8.2(b) or (c), the Administrator shall use its reasonable best efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Services as reasonably necessary to permit the Company or such replacement servicer to perform the Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Services without interruption following termination of this Agreement.
Upon termination of this Agreement by the Company pursuant to Section 8.2(b) or (c), the Administrator shall reimburse the Company for (i) any reasonable internal and documented out-of-pocket costs as a result of such termination, including the costs to transition the Services to a replacement servicer or the Company, (ii) any reasonable fees paid to any such replacement provider and (iii) any reasonable costs incurred by the Company with respect to the Services after termination of this Agreement; provided, however, that the Administrator shall have no obligation to reimburse the Company for such costs and fees to the extent related to the Net Retained Liabilities Policies or the Conversion Policies.
Survival.  Notwithstanding the other provisions of this Article VIII, Sections 3.8 and 5.2, this Article VIII and Articles I, IX, XI and XIV shall remain in full force and effect after the termination of this Agreement.

CUSTOMER INFORMATION; OFAC
Customer Information. In providing the Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the Contractholders and Insureds, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with (a) all privacy, confidentiality and data security obligations applicable to them pursuant to Applicable Laws, (b) the terms of the applicable Reinsured Contracts, and (c) the provisions of the Administrator’s then-current information security program applicable to the Administered Business (such information security program described in clause (c) above, the “Privacy and Security Program”).  From time to time upon the Company’s reasonable written request, the Administrator shall deliver a copy of its then-current Privacy and Security Program to the Company.  For the term of this Agreement, the Administrator shall, and shall cause its Affiliates, to maintain and adhere to the Privacy and Security Program.  At all times during the term of this Agreement, the Privacy and Security Program shall be substantively consistent with, or superior to, industry standards and no less protective to the Administered Business then the information security program applicable to other comparable insurance businesses administered by the Administrator for its own account.
OFAC Compliance.  The Administrator shall not process any premium payment or pay any claim with respect to the Reinsured Contracts if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

DISASTER RECOVERY
Disaster Recovery.  The Administrator has made available to the Company its Administrator Disaster Recovery Plans as of the Closing.  From time to time upon the Company’s reasonable written request, the Administrator shall deliver a copy of its then-current Administrator Disaster Recovery Plans to the Company.  For as long as Services are provided hereunder, at no cost to the Company, the Administrator shall, and shall cause its Affiliates, and shall require its Subcontractors, to, maintain and adhere to the Administrator Disaster Recovery Plans.  As part of the Services, the Administrator shall, and shall cause its Affiliates, and shall require its Subcontractors, to, promptly implement the Administrator Disaster Recovery Plans in the event of a Business Interruption.  At all times during the term of this Agreement, the Administrator Disaster Recovery Plans shall be substantively consistent with, or superior to, industry standards and no less protective of the Administered Business than the backup, business continuation and disaster recovery plans applicable to other comparable insurance businesses administered by the Administrator for its own account.

INDEMNIFICATION; REMEDIES
Indemnification by the Company.  The Company shall indemnify, defend and hold harmless the Administrator and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Administrator Indemnified Parties”) from and against any and all Losses incurred by the Administrator Indemnified Parties to the extent arising from any actual or alleged (i) fraud, theft or embezzlement by directors, officers, employees, agents, subcontractors, successors or assigns of the Company during the term of this Agreement, (ii) failure, either intentional or unintentional, of the Company to comply with any covenant or agreement under this Agreement or (iii) failure of the Company to comply with Applicable Laws during the term of this Agreement, other than in the case of (i), (ii) or (iii), any failure on the part of the Company caused by (x) the action or inaction of the Administrator, or (y) the action or inaction of the Company pursuant to and in accordance with the written direction of the Administrator.
Indemnification by the Administrator.  The Administrator shall indemnify, defend and hold harmless the Company and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Company Indemnified Parties”) from and against any and all Losses incurred by the Company Indemnified Parties to the extent arising from any actual or alleged (i) fraud, theft or embezzlement by directors, officers, employees, agents, Subcontractors, successors or assigns of the Administrator during the term of this Agreement, (ii) failure, either intentional or unintentional, of the Administrator to comply with any covenant or agreement under this Agreement, including the failure to properly perform the Services in accordance with Section 3.2, (iii) acts of negligence or willful misconduct committed by directors, officers, employees, agents, Subcontractors, successors or assigns of the Administrator during the term of this Agreement, or (iv) failure of the Administrator to comply with Applicable Laws during the term of this Agreement, other than in the case of (i), (ii), (iii) or (iv), any failure on the part of the Administrator caused by (x) the negligence, bad faith or intentional misconduct of the Company or (y) the action or inaction of the Administrator pursuant to and in accordance with the written direction of the Company.
Procedures for Third Party Claims.  The following procedures shall apply with respect to claims that may be made for indemnification hereunder except to the extent that a claim with respect to Reinsurer Extra-Contractual Obligations is resolved in accordance with Article VII.
No Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall be entitled to indemnification against any Losses unless it has given to the party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”).  The Claim Notice shall be given reasonably promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail, to the extent reasonably available at such time, the nature of the claim, identify the sections of this Agreement which form the basis for such claim, attach copies of all material written evidence thereof received from a third party to the date of such notice and set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party relating to such claim to the extent reasonably estimable.  The failure of an Indemnified Party to give a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent that the Indemnifying Party is prejudiced by such failure to give a Claim Notice.  The Indemnifying Party shall have no Liability with respect to any unreasonable expenses incurred by the Indemnified Party prior to the time the Claim Notice is received by the Indemnifying Party.
If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing (provided that in the event of any Third Party Claim asserted by any Governmental Authority, such counsel shall be reasonably acceptable to the Indemnified Party), assume the defense and investigation of such Third Party Claim; provided that any Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at its own expense.  The Indemnified Party shall have the right to employ one (1) separate counsel in any such Third Party Claim and to participate (but not control) in the defense thereof, but the fees and expenses of such counsel shall not be the expense of the Indemnifying Party unless (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable or (iii) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party.
If the Indemnifying Party elects to assume the defense and investigation of such Third Party Claim, it shall, no later than thirty (30) days following its receipt of the Claim Notice notify the Indemnified Party in writing of its assumption of the defense and investigation of such Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment, except to the extent (i) it includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim and (ii) any such action or claim is limited solely to monetary damages against the Indemnified Party that are recoverable in full by the Indemnified Party from the Indemnifying Party.
If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of the Claim Notice that it desires to assume the defense and investigation of such Third Party Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense.  The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim or consent to the entry of any judgment, except to the extent the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.
The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective Representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Indemnified Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim.
Direct Claims.  The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of a Loss that does not result from a Third Party Claim.  If the Indemnitor does not so respond within such thirty (30)-day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
No Duplication of Indemnity.  Any payment arising under this Article XI shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnitee shall designate to the Indemnitor in writing.  To the extent that an Administrator Indemnified Party or a Company Indemnified Party has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such Administrator Indemnified Party or Company Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement.  In no event shall any Indemnitee (i) be entitled to duplicate Losses under this Agreement and any other Transaction Agreement attributable to the same underlying event giving rise to such Loss or Losses, or (ii) initiate duplicate proceedings under two (2) or more Transaction Agreements seeking recovery for the same Loss or Losses.
Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 14.7, in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

COOPERATION; REGULATORY MATTERS
Cooperation.  The Parties hereto shall cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any other Transaction Agreement.
Compliance of the Reinsured Contracts and Separate Accounts.  The Company and the Administrator agree to cooperate fully with each other and any Governmental Authorities in maintaining the Reinsured Contracts and the Separate Accounts in compliance in all material respects with Applicable Law.  If the Administrator determines, whether as a result of new or revised Applicable Law, examinations, audits or otherwise, that any of the Reinsured Contracts or the Separate Accounts are not in material compliance with Applicable Law, the Administrator shall in consultation with the Company and at the Administrator’s expense, take whatever action is reasonably necessary to bring such Reinsured Contracts or Separate Accounts into compliance with Applicable Law; provided, however, that the Company shall reimburse the Administrator for all such expenses to the extent related to the Net Retained Liabilities Policies or the Conversion Policies. In furtherance of the foregoing, the Administrator shall prepare any necessary amendments to such Reinsured Contracts or Separate Accounts, obtain the Company’s prior written consent to such amendments (which consent shall not be unreasonably withheld, conditioned or delayed), and prepare any necessary filings for the purpose of obtaining Governmental Authority approval for such amendments.
Fund Agreements.  The Company shall use its commercially reasonable efforts to keep in full force and effect the Fund Agreements to the extent related to the Administered Business and, except to the extent required by Applicable Law, not to amend, modify, terminate, limit, expand or otherwise alter any such agreement in a way that would reasonably be expected to adversely affect the Administrator without the Administrator’s prior written consent.  The Company agrees that, except to the extent required by Applicable Law, it will not initiate or, without the prior written consent of the Administrator, consent to any termination, modification or amendment of any agreement between the Company and a Fund to the extent offered as an investment option in the Separate Accounts if such termination, modification or amendment would (a) materially reduce any amounts paid to the Company pursuant to administrative, distribution or other service arrangements in place with respect to such Fund or (b) materially and adversely affect the terms on which such Fund are available for investment under the Variable Reinsured Policies, including by making a Fund unavailable, reducing the services provided by such Fund or making administrative changes that would materially increase the cost to the Administrator hereunder.  The Parties shall reasonably cooperate with respect to maintenance of the relationship between the Administered Business and such Funds and shall consult each other with respect to proposed terminations, amendments or modifications of any Fund Agreements.

INSURANCE COVERAGE
Insurance Coverages.  Without limiting the Administrator’s undertaking to indemnify and hold the Company harmless as set forth herein, the Administrator agrees, at its expense and during the term of the Agreement, to procure and maintain, at a minimum the following insurance coverages and limits with insurance companies that have an A.M. Best rating of at least A and a minimum Financial Size Category (FSC) VII:
Errors and Omissions Coverage.  For as long as this Agreement is in effect, the Administrator shall carry errors and omissions liability insurance.  Such insurance shall provide at least [REDACTED] coverage per claim and in the aggregate, or the amount required by any Governmental Authority, if higher.
Fidelity and Theft Coverage.  For as long as this Agreement is in effect, the Administrator shall carry fidelity and theft insurance.  Such insurance shall cover the theft, loss or disappearance of any funds collected by the Administrator on the Company’s behalf and shall provide at least [REDACTED] coverage per occurrence.
Cyber Coverage.  For as long as this Agreement is in effect, the Administrator shall carry cyber insurance which provides coverage for direct and third party losses.  Such insurance shall provide at least [REDACTED] coverage per claim and in the aggregate, or the amount required by any Governmental Authority, if higher.
For the avoidance of doubt, the insurance coverages and limits set forth in this Section 13.1 do not constitute any limitation of the liability the Administrator has assumed under this Agreement.
Certificates.  Upon the reasonable written request of the Company from time to time, the Administrator shall provide the Company with a copy of the certificates of insurance with respect to the insurance policies required in Section 13.1, and a written certification that such coverage is in force.
Loss Payee. With respect to the required insurance policies noted in Section 13.1, the Administrator shall use its commercially reasonable efforts to (a) name the Company (including, its parent, past, present and future affiliate companies, divisions and subsidiaries and each of its and their present, past and future officers, directors, members, agents, employees, predecessors, successors and assigns) as a joint loss payee and/or additional insured, (b) add a clause that requires the insurers to provide the Company with thirty (30) days’ advance written notice in the event such insurance coverage will be canceled or terminated or the terms of the insurance materially altered; and (c) include a Waiver of Subrogation in favor of the Company.  The Administrator shall give the Company written notice of any material amendment or cancellation of such insurance policy.
Primary Coverage.  The coverage afforded under any insurance policy obtained by the Administrator pursuant to this Agreement shall be primary with respect to the Administrator’s acts or omissions and shall not be in excess of, or contributing with, any insurance maintained by the Company, and must contain a cross-liability or severability-of-interest clause.  The Administrator and its Subcontractors shall not perform under this Agreement without the prerequisite insurance.  The Administrator agrees to be solely responsible for any deficiencies in the coverage, policy limits and/or endorsements of its Subcontractors performing any portion of the Services under this Agreement.
Remedies.  The Parties do not intend to shift all risk of loss to insurance.  In no event shall this Article XIII limit the Administrator’s liability to the Company to available insurance coverage or to the policy limits specified in this Article XIII, nor shall it limit the Company’s rights to exercise any remedies available under contract, at law or in equity.

MISCELLANEOUS
Expenses.  Except as otherwise provided in this Agreement, the Parties hereto shall each bear their respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of counsel, actuaries and other representatives.
Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), when sent by facsimile or email (with written confirmation of transmission) or one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given in accordance with this Section 14.2):

(a)	If to the Administrator:

Protective Life Insurance Company 2801 Highway 280 South Birmingham, Alabama 35223
Facsimile: (205) 268-3597 Email: Mark.Drew@protective.com Attention: General Counsel

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Facsimile: (212) 728-8111 Email: adye@willkie.com; rabbassi@willkie.com Attention: Alexander M. Dye; Rajab S. Abbassi
(b)	If to the Company:

Liberty Life Assurance Company of Boston
c/o The Lincoln National Life Insurance Company
150 North Radnor Chester Road Radnor, PA 19807
Attention: General Counsel
Facsimile: (484) 583-2284 Email address: Kirkland.Hicks@lfg.com

With a concurrent copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, NY 10019
Attention: Nicholas G. Demmo; Mark F. Veblen
Facsimile: (212) 403-2000
Email: ngdemmo@wlrk.com; mfveblen@wlrk.com

and

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Perry J. Shwachman; Amanda M. Todd
Facsimile: (312) 853-7036
Email: pshwachman@sidley.com; atodd@sidley.com

Entire Agreement.  This Agreement, together with the Schedules referred to herein, and the other Transaction Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.  Unless otherwise provided herein, neither this Agreement nor any right or obligation hereunder may be assigned by any Party (in whole or in part) without the prior written consent of the other Party hereto; provided that this Agreement shall inure to the benefit and bind those who, by operation of law, become successors to the Parties, including any receiver or any successor, merged or consolidated entity.  Any attempted assignment in violation of this Section 14.5 shall be void.
Waivers and Amendments.  Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and, unless provided otherwise in this Agreement or the other Transaction Agreements, are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.
Governing Law and Jurisdiction
.
 This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction, the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 14.2 or in any other manner permitted by applicable Law.
WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 14.8.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
No Third Party Beneficiaries.  Except as otherwise expressly set forth in any provision of this Agreement, including with respect to the Company Indemnified Parties and the Administrator Indemnified Parties, nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or Liabilities upon any Person other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.
Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” mean U.S. dollars; (d) the word “including” and words of similar import mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (m) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
Incontestability.  In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
Negotiated Agreement.  This Agreement has been negotiated by the Parties and the fact that the initial and final draft will have been prepared by either Party or an intermediary will not give rise to any presumption for or against any Party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.
Treatment of Confidential Information.
Non-Disclosure.  Neither Party shall, and each shall cause their Affiliates and subcontractors not to, make Confidential Information of the other Party available in any form to any third party or to use such Confidential Information for any purpose other than to exercise the rights of such Party and its Affiliates’ and subcontractors’ respective rights and perform their respective obligations under this Agreement.  Each Party shall, and shall cause its Affiliates and subcontractors to, hold the other Party’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Representatives in breach of this Agreement.  Without limiting the foregoing, each Party shall, and shall cause its Affiliates and subcontractors to, take all precautions, but not less than those employed to protect such Party’s own Confidential Information, to prevent the Confidential Information of the other Party from being disclosed, distributed or used, in whole or in part, by any Person in breach of this Agreement.
Disclosure to Representatives.  A Party or its Affiliates may disclose any Confidential Information received from the other Party to their respective Representatives who have a need to know it for purposes of the receiving Party performing its obligations or exercising its rights hereunder, and who agree to protect the received Confidential Information from unauthorized use and disclosure in accordance with this Agreement.
Disclosure Required by Law.  This Section 14.14 will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by Applicable Law, stock exchange rules or a Governmental Authority (including in connection with a report required to be filed with, or submitted to, a Governmental Authority); provided, that (to the extent permitted by law and reasonably practicable) a Party so compelled to disclose Confidential Information (the “Responding Party”) shall give reasonably prompt written notice to the other Party of receipt of any such request for disclosure and shall have made a reasonable effort, at the other Party’s direction and expense, to provide the other Party with an opportunity to comment on such disclosure in advance and seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.  Notwithstanding the foregoing obligation of the Responding Party, nothing in this Section 14.14 shall limit or restrict the ability of the other Party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information.
Trademarks.
The Administrator hereby acknowledges that prior to the Closing Date, the Company adopted and was using the names and marks listed on Schedule VI hereto in connection with the Reinsured Contracts (collectively, the “Existing Licensed Names and Marks”).  Pursuant to the Master Transaction Agreement, Sellers have granted to the Administrator and its Affiliates a license to use certain of the Existing Licenses Name and Marks owned by a Seller or any of their Affiliates (other than the Company) (the “Seller Licensed Names and Marks”) in connection with the Services to be performed by the Administrator hereunder, including in connection with the issuance of Additional Insurance Contracts.
The Administrator and its Affiliates shall, during the term of this Agreement, have a limited, personal, non-exclusive, non-transferable, sublicensable (solely to Subcontactors pursuant to Section 14.16), royalty-free, paid up license to use  (i) all Existing Licensed Names and Marks other than the Seller Licensed Names and Marks and (ii) all other names and marks used by the Company after the Closing Date, including without limitation after any merger of the Company with an Affiliate (such names and marks described in clauses (i) or (ii), the “Company Licensed Names and Marks”) solely as necessary (i) to provide Services under this Agreement, including in connection with the issuance of Additional Insurance Contracts, (ii) for the Life Business and (iii) to perform the Distribution Agreement and the Wholesaling Agreement.  Any goodwill arising from the use of the Company Names and Marks as described in this Section 14.15(b) shall inure to the benefit of the Company and its Affiliates.  The Administrator, for itself and its Affiliates, agrees that (i) the use of the Company Names and Marks during the term of this Agreement and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of the services with respect to which the Company uses or used the Company Names and Marks, and (ii) during the period in which the Administrator or its Affiliates uses any of the Company Names and Marks as permitted under this Section 14.15(b), neither the Administrator nor its Affiliates shall take or fail to take any action which action which, as a result of such action or failure to take action, might reasonably be expected to have a material adverse effect on the value of any of the Company Names and Marks or the goodwill of the Company and its Affiliates associated therewith, provided that neither the Administrator nor its Affiliates shall be deemed to have violated this provision through any action or inaction that is taken in the ordinary course of business consistent with the Administrator’s practices operating under the “Tide” Trademark as of the date hereof.
Subcontracting.  The Administrator shall not subcontract to any Person for the performance of any Services that the Administrator is to provide hereunder without the prior written approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that, without the Company’s prior written approval, and subject to the last sentence of this Section 14.16, the Administrator may subcontract to (i) any Affiliate of the Administrator, (ii) any subcontractor that was providing such service to the Company prior to the Closing, (iii) any of the Persons identified on Schedule III; and (iv) any subcontractor to which the Administrator or an Affiliate subcontracts the same or similar services for the same or similar business administered for its own account, in each case to the extent such arrangement does not violate any of the provisions of the Reinsured Contracts, provided that the Administrator provides written notice to the Company (each such subcontracting party, a “Subcontractor”); provided, further that (x) no subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the provision of such Services as if provided by the Administrator and (y) without the prior written approval of the Company (which approval shall not be unreasonably withheld, conditioned or delayed), no subcontracting shall result in the storage of Confidential Information outside of the United States.  The Company reserves the right to perform due diligence on proposed sub-contractors prior to granting or withholding approval.  Unless specifically agreed in writing by the Company, neither Subcontractors nor their personnel shall have the power or authority to act as agent or attorney-in-fact of the Company or bind the Company in any way.
Conflict.  Nothing contained in this Agreement is intended to amend or supersede any provision of the Reinsurance Agreement.  In the event of any conflict between the terms of this Agreement and the Reinsurance Agreement, the terms of the Reinsurance Agreement shall control.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

Omitted Schedules

The following schedules have been omitted from this agreement for confidentiality reasons. Although the information contained within the schedules is not otherwise disclosed in this agreement, the schedules do not contain information material to an investment or voting decision.

Omitted Schedule	Contents
Schedule I: Services	Description of Services Administrator will perform
Schedule II: Quarterly Representation Letter	Template Quarterly Representation Letter
Schedule III: Subcontractors	Identification of subcontractors
Schedule IV: Fees for Serviced Business	Calculation of fees Administrator will charge for Services
Schedule V: Additional Insurance Contracts	Identification of the types of individual life and annuity contracts Administrator is permitted to issue and renew during the Transition Period
Schedule VI: Existing Licensed Names and Marks	Identification of existing domain names and trademarks